UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__ )

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[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

BB&T Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BB&T CORPORATION
200 West Second Street
Winston-Salem, North Carolina 27101

SUPPLEMENT TO PROXY MATERIALS

Dear Shareholder:

On March 20, 2002, BB&T Corporation (“BB&T” or the “Corporation”) announced that it had terminated its engagement of Arthur Andersen LLP (“Andersen”) as independent auditors for the Corporation, effective March 19, 2002. The decision to terminate Andersen’s engagement was made following consideration by the Audit Committee and the Board of Directors of Andersen’s involvement in the audit of Enron Corp. and other recent developments relating to Andersen, including Andersen’s recent indictment on obstruction of justice charges. Effective March 19, 2002, the Corporation appointed PricewaterhouseCoopers LLP as its independent auditors for the fiscal year ending December 31, 2002, and is requesting shareholder ratification of the appointment.

These actions were taken by BB&T after the enclosed proxy materials for the Corporation’s 2002 Annual Meeting of Shareholders (the “Annual Meeting”), 2001 Annual Report on Form 10-K and Summary 2001 Annual Report had been printed for distribution to our shareholders. In order to avoid the significant costs and delays associated with reprinting these materials, BB&T has elected to provide shareholders with this Supplement to Proxy Materials (the “Supplement”) which modifies the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement dated March 18, 2002 (collectively, the “March 18, 2002 Proxy Materials”), as described in the Supplement. Except where modified by means of the Supplement, the March 18, 2002 Proxy Materials remain unchanged, and the March 18, 2002 Proxy Materials, as modified by the Supplement, will constitute the entire proxy materials provided by BB&T in connection with the Annual Meeting. The proxy materials are being mailed to shareholders on or about March 22, 2002.

Please note that the enclosed form of proxy reflects the appointment of PricewaterhouseCoopers LLP as independent auditors for 2002. We apologize for any confusion or inconvenience in connection with your review of the proxy materials, and thank you for your continued support of BB&T.

The March 18, 2002 Proxy Materials are modified as described below:

•	Notice of Annual Meeting of Shareholders:
Item (2) of the Notice of Annual Meeting of Shareholders is revised to read as follows: “(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent auditors for 2002.”

•	Page one of the March 18, 2002 Proxy Materials:
The second sentence of the third paragraph on page one of the March 18, 2002 Proxy Materials is revised to read as follows: “If no specification is made, the proxies will be voted in favor of (1) electing six Directors for three-year terms expiring in 2005 and (2) ratifying the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent auditors for 2002.”

•	Page eight of the Proxy Materials:
The second and third sentences of the fourth paragraph on page eight of the March 18, 2002 Proxy Materials are revised to read as follows: “The Audit Committee recommended that PricewaterhouseCoopers LLP be appointed as BB&T’s independent auditors for 2002. See ‘Proposal 2—- Ratification of PricewaterhouseCoopers LLP as Independent Auditors for 2002.’ ”

•	Page 24 of the March 18, 2002 Proxy Materials, which contains Proposal 2 and information concerning audit fees, is revised to read as follows:

PROPOSAL 2 —RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT AUDITORS FOR 2002

Effective March 19, 2002, PricewaterhouseCoopers LLP was engaged to serve as independent auditors to examine the books of BB&T and subsidiaries for the year 2002, and to report on the consolidated balance sheets, statements of income and other related statements of BB&T and subsidiaries. The appointment of PricewaterhouseCoopers LLP was made following Audit Committee and Board of Directors approval of the engagement, and is being submitted for shareholder ratification of the appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions posed by the shareholders. Ratification of the appointment of PricewaterhouseCoopers LLP as BB&T’s independent auditors requires the affirmative vote of a majority of the shares of BB&T Common Stock voting on such matter. Abstentions and shares held by a broker, as nominee, that are not voted on this matter will not be included in determining the number of votes cast. In the event shareholders do not ratify the decision of the Audit Committee to appoint PricewaterhouseCoopers LLP as BB&T’s independent auditors for the year 2002, the Audit Committee will reconsider its decision.

Andersen served as the Corporation’s independent auditors for the fiscal year ended December 31, 2001. On March 19, 2002, the Corporation terminated the engagement of Andersen as its independent auditors. The decision to terminate the engagement of Andersen was recommended by the Corporation’s Audit Committee and approved by its Board of Directors.

Andersen’s report on the financial statements of the Corporation for each of the years ended December 31, 2000 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2000 and December 31, 2001, and the interim period between December 31, 2001 and March 19, 2002, there were no disagreements between BB&T and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the years ended December 31, 2000 and December 31, 2001, and the interim period between December 31, 2001 and March 19, 2002, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission).

During the years ended December 31, 2000 and December 31, 2001, and the interim period between December 31, 2001 and March 19, 2002, the Corporation did not consult with PricewaterhouseCoopers LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Corporation’s financial statements or (iii) any matter that was either the subject of a disagreement (as described above) or a reportable event.

THE BB&T BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSAL TO RATIFY PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT AUDITORS FOR 2002.

2

AUDIT FEES

The aggregate fees billed BB&T during 2001 by Arthur Andersen LLP for services rendered are set forth in the following table:

Type of Service	Amount of Fee
Audit Fees	$931,540
Financial Information Systems Design and Implementation Fees	0
All Other Fees:
Audit-Related Fees (1)	399,738
Other Fees (2)	960,828

Total All Other Fees	1,360,566

Total Fees Paid	$2,292,106

(1)
Audit-Related Fees include statutory audits of subsidiaries, employee benefit plan audits, acquisition due diligence, accounting advisory services, various attestation services under professional standards, assistance with registration statements, comfort letters and consents.

(2)	Other Fees include tax compliance and tax advisory services.

The Audit Committee considered the compatibility of the audit–related and other services performed by and fees paid to Andersen in 2001 and determined that such services and fees were compatible with the independence of the auditors. During 2001, Andersen did not utilize any leased personnel in connection with the audit.

By	Order of the Board of Directors

Joh	n A. Allison IV
Ch	airman and Chief Executive Officer

March 22, 2002

3

BB&T CORPORATION

March 18, 2002

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 10:30 A.M. on Tuesday, April 23, 2002 at the Sheraton Greensboro Hotel at Four Seasons/Joseph S. Koury Convention Center at 3121 High Point Road, Greensboro, North Carolina. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card or vote by using the telephone or the Internet as soon as possible.

In compliance with applicable regulations, the Corporation’s financial statements and other required disclosures are presented in its 2001 Annual Report on Form 10-K, a copy of which follows the Proxy Statement, and which reflects the Corporation’s financial condition on December 31, 2001.

Also included in the package is a Summary 2001 Annual Report to Shareholders which contains additional information about the Corporation, including a financial summary, our letter to shareholders and selected financial data. We believe that this Summary 2001 Annual Report provides our shareholders, the investment community, and the public with financial and other corporate information in an understandable and useful manner.

We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

Sin	cerely,

Joh	n A. Allison IV
Ch	airman and Chief Executive Officer

BB&T CORPORATION
200 West Second Street
Winston-Salem, North Carolina 27101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 23, 2002

TO THE SHAREHOLDERS OF
BB&T CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (“Corporation” or “BB&T”) will be held on Tuesday, April 23, 2002 at 10:30 A.M. local time, at the Sheraton Greensboro Hotel at Four Seasons/Joseph S. Koury Convention Center at 3121 High Point Road, Greensboro, North Carolina, for the following purposes:

(1)	To elect six Directors for three-year terms expiring in 2005.

(2)	To ratify the reappointment of Arthur Andersen LLP as the Corporation’s independent auditors for 2002.

(3)	To transact such other business as may properly come before the meeting.

Pursuant to the provisions of the North Carolina Business Corporation Act, March 1, 2002 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of the Corporation’s Common Stock be represented at this meeting in order that the presence of a quorum may be assured.

A copy of the Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 2001, is enclosed.

By	Order of the Board of Directors

Jer	one C. Herring
Sec	retary

March 18, 2002

Even if you plan to attend the meeting in person, please date and sign the enclosed proxy and mail it promptly. If you attend the meeting, you may revoke your proxy and vote your shares in person. A postage-paid, return-addressed envelope is enclosed. Alternative voting methods using the Internet and telephone are also available and are described in the Proxy Statement.

BB&T CORPORATION
200 West Second Street
Winston-Salem, North Carolina 27101

PROXY STATEMENT

The enclosed proxy, for use at the Annual Meeting of Shareholders to be held April 23, 2002, at 10:30 A.M. local time, and any adjournment thereof (“Annual Meeting”), is solicited on behalf of the Board of Directors of BB&T Corporation (“Corporation” or “BB&T”). The approximate date this proxy material is first being sent to shareholders is March 18, 2002. Such solicitation is being made by mail and may be made in person or by fax, Internet or telephone by officers or employees of the Corporation or its subsidiaries. All expenses incurred in such solicitation will be paid by the Corporation or its subsidiaries. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners. The Corporation has engaged Morrow & Co. to assist in proxy solicitation for an estimated fee of $8,000, plus out-of-pocket expenses.

The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on April 19, 2002. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that the proxy does not reference Internet or telephone information because you are not the registered owner of the shares, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided. The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date (including an Internet or telephone vote) or by attending the meeting and electing to vote in person.

All shares of the Corporation’s Common Stock (“Common Stock” or “BB&T Common Stock”) represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of: (1) electing six Directors for three-year terms expiring in 2005 and (2) ratifying the reappointment of Arthur Andersen LLP as the Corporation’s independent auditors for 2002. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

Voting Securities Outstanding

Pursuant to the provisions of the North Carolina Business Corporation Act, March 1, 2002 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of the Corporation’s Common Stock issued and outstanding on March 1, 2002 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”), Branch Banking and Trust Company of South Carolina (“Branch Bank-SC”), Branch Banking and Trust Company of Virginia (“Branch Bank-VA”), and certain other BB&T bank subsidiaries may only be voted in accordance with the instruments creating the fiduciary capacity. Branch Bank, Branch Bank-SC and Branch Bank-VA are collectively referred to herein as the “BB&T Bank Subsidiaries”. Holders of shares of Common Stock vote together as a voting group on all proposals. As of the close of business on March 1, 2002, there were 459,383,720 shares of Common Stock of the Corporation outstanding and entitled to vote.

The presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and shares which are withheld as to voting with respect to one or more of the nominees for Director will be counted in determining the existence of a quorum.

SECURITY OWNERSHIP

The table below sets forth the beneficial ownership of BB&T Common Stock by all Directors and nominees, all named Executive Officers of BB&T (See “Summary Compensation Table”) and all Directors and Executive Officers of BB&T as a group as of March 1, 2002. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. No shareholder is known to BB&T to be the beneficial owner of more than 5% of the outstanding BB&T Common Stock as of March 1, 2002.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner/Number of Persons in Group	Common Shares Beneficially Owned(1)	Common Shares Subject to a Right to Acquire(2)	Percent of Common Stock
John A. Allison IV	317,995	766,813	*
Nelle Ratrie Chilton	85,210	0	*
Alfred E. Cleveland (3)	57,697	14,153	*
Ronald E. Deal	44,462	61,547	*
Tom D. Efird	74,634	40,377	*
Paul S. Goldsmith	238,505	12,661	*
L. Vincent Hackley	2,588	50,530	*
Jane P. Helm	2,169	15,931	*
Richard Janeway, M.D.	38,101	56,363	*
J. Ernest Lathem, M.D.	351,058	12,550	*
James H. Maynard	367,485	44,380	*
Joseph A. McAleer, Jr.	10,070	43,217	*
Albert O. McCauley	34,634	45,111	*
J. Holmes Morrison	49,156	90,029	*
Richard L. Player, Jr.	30,264	27,293	*
C. Edward Pleasants, Jr.	26,284	0	*
Nido R. Qubein	191,106	60,884	*
E. Rhone Sasser	310,073	2,288	*
Jack E. Shaw	816,861	20,881	*
W. Kendall Chalk	94,744	188,152	*
Robert E. Greene	35,828	136,607	*
Kelly S. King	128,211	276,624	*
Scott E. Reed	127,992	192,294	*
Henry G. Williamson, Jr.	145,280	436,363	*
Directors and Executive Officers as a group (26 persons)	3,672,478	2,763,317	1.40%

*	Less than 1%.
(1)
As reported to BB&T by the Directors, nominees and Executive Officers, including shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. Also includes shares allocated to individual accounts under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan, voting of which is directed by the respective named persons and group members who participate in those plans.

(2)	Includes options to acquire common shares that are or become exercisable within 60 days of March 1, 2002.
(3)	Mr. Cleveland disclaims beneficial ownership of 3,414 shares owned by his wife.

PROPOSAL 1—ELECTION OF DIRECTORS

The BB&T bylaws provide that the number of Directors shall be not less than three nor more than 30, as fixed by the Board of Directors. The BB&T Board of Directors currently consists of 19 persons, who are divided into three classes, with each class being as nearly equal in number as possible. There are six nominees for election as Director to serve for three-year terms expiring in 2005. Each of the nominees currently serves as a Director. It is intended that the persons named in the accompanying proxy will vote to elect the six nominees listed below as Directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying proxy or to reduce the number of persons to be elected by the number of persons unable to serve (subject to the requirement that each class be as nearly equal in number as possible). The election of each nominee requires the affirmative vote of a plurality of the shares of BB&T Common Stock cast in the election of Directors. Votes that are withheld and shares held by a broker, as nominee, that are not voted in the election of Directors will not be included in determining the number of votes cast. Holders of BB&T’s Common Stock do not have cumulative voting rights in the election of Directors.

The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations during the past five years and certain other information with respect to such persons are as follows.

NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2005

Name; Age; Principal Occupation During the Past Five Years; Residence and Committee Memberships	Director of BB&T or BB&T Financial Since(1)
ALFRED E. CLEVELAND (66). Member/Manager of McCoy, Weaver, Wiggins, Cleveland & Raper, PLLC (attorneys); Fayetteville, N.C. (2), (5)	1997

J. ERNEST LATHEM, M.D. (68). Personal Investments; Greenville, S.C. (4)	1987

RICHARD L. PLAYER, JR. (67). Chairman of Player, Inc. (commercial and industrial general contractor); prior to June 1999, President of Player, Inc.; Fayetteville, N.C. (4)	1990

Name; Age; Principal Occupation During the Past Five Years; Residence and Committee Memberships	Director of BB&T or BB&T Financial Since(1)
C. EDWARD PLEASANTS, JR. (61). Chairman Emeritus of PHC Holdings (architectural door and hardware distributor); prior to January 1999, President and Chief Executive Officer of Pleasants Hardware Company, a subsidiary of PHC Holdings; Winston-Salem, N.C. (3)	1993

NIDO R. QUBEIN (53). Chief Executive Officer of Creative Services, Inc. (international management consulting); High Point, N.C. (2), (5)	1990

JACK E. SHAW (67). Chief Executive Officer of Shaw Resources, Inc. (real estate investment and development); Greenville, S.C. (3)	1997

CONTINUING DIRECTORS FOR TERMS EXPIRING IN 2003

NELLE RATRIE CHILTON (62). Director and Vice President, Dickinson Fuel Company, Inc.; Charleston, W.V. (3)	2000

Name; Age; Principal Occupation During the Past Five Years; Residence and Committee Memberships	Director of BB&T or BB&T Financial Since(1)
PAUL S. GOLDSMITH (68). Chairman and President of William Goldsmith Company, Inc. (real estate); Greenville, S.C. (4)	1994

L. VINCENT HACKLEY (61). Chairman of Character Counts! Coalition (consultant for public service and ethics development); prior to June 1997, President of North Carolina System of Community Colleges; Chapel Hill, N.C. (2), (5)	1992

JANE P. HELM (59). Vice Chancellor of Business Affairs, Appalachian State University; Boone, N.C. (2), (5)	1997

JOSEPH A. MCALEER, JR. (52). Manager/Member of MACKK, LLC (Krispy Kreme Doughnut franchisee); prior to February 1998, Chairman and Chief Executive Officer of Krispy Kreme Doughnut Corporation; Winston-Salem, N.C. (4)	1993

Name; Age; Principal Occupation During the Past Five Years; Residence and Committee Memberships	Director of BB&T or BB&T Financial Since(1)
E. RHONE SASSER (65). Retired; prior to July 1997, Chairman of the Board, Chief Executive Officer, and Chairman of the Executive Committee of United Carolina Bancshares Corporation (“UCB”); Whiteville, N.C. (2)	1997

CONTINUING DIRECTORS FOR TERMS EXPIRING IN 2004

JOHN A. ALLISON IV (53). Chairman and Chief Executive Officer of BB&T and Branch Bank; Winston-Salem, N.C. (2)	1986

RONALD E. DEAL (58). Chairman of Wesley Hall (furniture manufacturer); Hickory, N.C. (4)	1986

TOM D. EFIRD (62). President of Standard Distributors, Inc. (beverage wholesaler); Gastonia, N.C. (4)	1982

Name; Age; Principal Occupation During the Past Five Years; Residence and Committee Memberships	Director of BB&T or BB&T Financial Since(1)
RICHARD JANEWAY, M.D. (69). Executive Vice President for Health Affairs Emeritus and University Professor of Medicine and Management, Wake Forest University School of Medicine; prior to August 1997, Executive Vice President for Health Affairs, Professor of Neurology and Research Associate in Radiology, Bowman Gray School of Medicine, Wake Forest University; Winston-Salem, N.C. (2), (5)	1989

JAMES H. MAYNARD (62). Chairman and Chief Executive Officer of Investors Management Corporation (restaurants); Raleigh, N.C. (3)	1985

ALBERT O. MCCAULEY (61). President and Chief Executive Officer of McCauley Moving and Storage of Fayetteville, Inc.; Fayetteville, N.C. (3)	1993

J. HOLMES MORRISON (61). Executive Vice President of Branch Bank; prior to July 2000, Chairman, President and Chief Executive Officer, One Valley Bancorp, Inc. (“OVB”); Charleston, W.V. (2)	2000

(1)
On February 28, 1995, the merger of BB&T Financial Corporation (“BB&T Financial”) into Southern National Corporation (“SNC”) (the “BB&T Merger”) was consummated and certain directors of BB&T Financial became directors of SNC, which is now named BB&T Corporation.

(2)	Member of the Executive Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating Committee.

Certain of the above Directors and nominees are also directors of other publicly-held companies. L. Vincent Hackley has been a director of Tyson Foods, Inc. since 1994. J. Ernest Lathem, M.D., has been a director of Span-America Medical Systems, Inc. since 1996. C. Edward Pleasants, Jr. has been a director of Noland Company since 1999. Jack E. Shaw has been a director of Unitronix Corp. since 1990. Each of these companies has securities registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The BB&T Board has established the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee and has assigned certain responsibilities to each of these committees. The members of these committees are identified under “Proposal 1—Election of Directors”, above.

The Executive Committee is generally authorized to have and to exercise all of the powers of the Board between Board meetings, subject to restrictions imposed by BB&T’s bylaws and by statute.

The Audit Committee recommends engaging and discharging the independent auditors; reviews with the independent auditors the plan for and results of the auditing engagement; reviews the scope and results of BB&T’s procedures for internal auditing and loan review; reviews the scope of professional services provided by the independent auditors; considers the range of audit and non-audit fees; directs and supervises special investigations; and reviews the adequacy of BB&T’s system of internal accounting controls. The Audit Committee recommended that Arthur Andersen LLP be reappointed as BB&T’s independent auditors for 2002. See “Proposal 2—Ratification of Arthur Andersen LLP as Independent Auditors for 2002”, below. See also “Audit Committee Report,” below.

The Compensation Committee establishes remuneration arrangements for senior management and Directors (subject to Board of Director approval in the case of Directors remuneration) and oversees adoption and administration of compensation plans in which officers and Directors are eligible to participate. See “Compensation Committee Report on Executive Compensation”, below.

The Nominating Committee recommends to the Board nominees for election as Directors and considers the performance of incumbent Directors in determining whether or not to nominate them for re-election. The Nominating Committee considers written nominations of candidates for election to the Board submitted by shareholders to the Secretary of BB&T that are accompanied by specified biographical material, qualifications and consent of nominees and are otherwise in accordance with BB&T’s bylaws. Nominations of such candidates must have been received not later than 60 days prior to one year after the date of the immediately preceding annual meeting of shareholders, along with such information as is disclosed in the proxy materials concerning all nominees for Director and the shareholder’s name, address and number of shares owned, in order to be considered for the slate of nominees for election as Directors at the next annual meeting. See “Other Matters—Proposals for 2003 Annual Meeting”, below.

All Directors attended at least 75% of the Board meetings and assigned committee meetings during 2001. The Board held nine meetings during the year; the Executive Committee held two meetings; the Audit Committee held two meetings; the Nominating Committee took action by written consent in lieu of a meeting on one occasion; and the Compensation Committee held two meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, BB&T’s Directors and officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the Securities and Exchange Commission (“Commission”). Specific dates for such reporting have been established by the Commission and BB&T is required to report in this Proxy Statement any failure to file by the established dates during 2001. In 2001, all of these filing requirements were satisfied by BB&T’s Directors and Executive Officers, except for Mr. Qubein, who failed to file two reports on a timely basis relating to two separate transactions, and Mr. Williamson, who failed to file one report on a timely basis relating to one transaction (which was caused by an internal reporting error by the Corporation in the case of Mr. Williamson). In making this statement, BB&T has relied on the written representations of its incumbent Directors and officers and copies of the reports that have been filed with the Commission.

AUDIT COMMITTEE REPORT

The Audit Committee of the BB&T Board of Directors is currently composed of five Directors and operates under a written charter adopted by the Board of Directors, a copy of which was provided to shareholders in 2001. Each member of the Audit Committee is independent, based on applicable New York Stock Exchange standards, and complies with other New York Stock Exchange financial literacy requirements. The primary duties and responsibilities of the Audit Committee are to monitor (i) the integrity of the Corporation’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) the compliance by the Corporation with legal and regulatory requirements; and (iii) the independence and performance of the Corporation’s internal and external auditors. The Audit Committee also selects, subject to Board approval and shareholder ratification, the Corporation’s independent accountants. Management of the Corporation is responsible for the internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management and the independent accountants and has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as currently in effect, and the Committee discussed with the independent accountants that firm’s independence. The Audit Committee has also received confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation and has considered whether the provision of these services and other non-audit services by the independent accountants to the Corporation is compatible with maintaining the independence of the accountants.

Based upon the reports by, and discussions with, management and the independent accountants and the Audit Committee’s review of the representations of management and the Report of the Independent Accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

The Directors who constitute the Audit Committee are:

Jack E. Shaw, Chairman	Albert O. McCauley
Nelle Ratrie Chilton	C. Edward Pleasants, Jr.
James H. Maynard

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents information relating to total compensation paid during the last three calendar years to the Chief Executive Officer and the five next most highly compensated executive officers of BB&T (the “BB&T Named Executives”).

Summary Compensation Table

					Long Term Compensation
	Annual Compensation				Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)(1)
John A. Allison IV	2001	824,000	1,006,104	—	157,638	606,774	137,557
Chairman & Chief	2000	771,600	906,090	—	225,637	557,440	117,673
Executive Officer	1999	679,800	685,238	—	162,247	499,325	103,565

Henry G. Williamson, Jr.	2001	618,000	679,120	—	108,376	329,700	90,908
Chief Operating	2000	567,000	599,245	—	151,989	294,600	75,676
Officer	1999	463,500	428,274	—	61,693	262,700	65,188

Kelly S. King	2001	412,000	402,441	—	65,682	228,650	59,225
President	2000	387,500	364,033	—	94,429	208,750	51,828
	1999	343,750	288,750	—	36,874	185,250	45,236

W. Kendall Chalk	2001	309,000	245,238	—	39,409	166,300	40,689
Senior Executive	2000	285,000	217,539	—	55,561	149,900	37,332
Vice President	1999	237,500	199,500	—	15,222	136,000	27,409

Robert E. Greene	2001	309,000	245,238	—	39,409	166,324	41,850
Senior Executive	2000	285,000	217,539	—	55,561	150,025	38,730
Vice President	1999	237,625	199,605	—	15,255	136,300	34,082

Scott E. Reed	2001	309,000	245,238	—	39,409	165,100	40,513
Senior Executive	2000	283,750	216,585	—	55,317	147,950	28,856
Vice President and	1999	232,750	195,510	—	14,957	133,700	24,335
Chief Financial Officer

(1)
The compensation shown as “All Other Compensation” for 2001 consisted of the following: (i) BB&T’s matching contribution under the BB&T Corporation 401(k) Savings Plan in the amount of $10,200 for each of the BB&T Named Executives; (ii) BB&T’s contribution to the BB&T Non-Qualified Defined Contribution Plan in the amount of $127,356 for Mr. Allison, $80,708 for Mr. Williamson, $49,025 for Mr. King, $30,489 for Mr. Chalk, $30,394 for Mr. Greene, and $30,313 for Mr. Reed, and; and (iii) the actuarial equivalent of benefits to employees from payment of annual premiums by BB&T under the split-dollar life insurance program in the amount of $1,456 for Mr. Greene.

The following table provides information concerning options for BB&T Common Stock exercised by each of the BB&T Named Executives in 2001, and the value of options held by each at December 31, 2001.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values (1)

	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(3)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John A. Allison IV	50,316	1,532,071	632,612	632,898	8,006,659	1,840,202
Henry G. Williamson, Jr.	42,158	1,139,648	329,878	230,774	4,752,045	1,239,562
Kelly S. King	19,862	502,510	220,455	141,242	3,349,004	770,130
W. Kendall Chalk	19,250	527,750	157,790	81,710	2,871,624	453,133
Robert E. Greene	0	0	100,183	81,720	1,389,472	453,133
Scott E. Reed	18,478	552,658	173,481	81,458	3,310,883	451,149

(1)	No SARs have been granted to the BB&T Named Executives.
(2)	Value represents the difference between the option price and the market value of the Common Stock on the date of exercise, rounded to the nearest dollar.
(3)	Value represents the difference between the option price and the market value of the Common Stock on December 31, 2001, rounded to the nearest dollar.

The following table provides information concerning options for BB&T Common Stock granted to the BB&T Named Executives in 2001.

Option Grants in Last Fiscal Year (1)

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
John A. Allison IV	157,638	8.90%	36.59	2/27/11	3,627,448	9,192,666
Henry G. Williamson, Jr.	108,376	6.12%	36.59	2/27/11	2,493,868	6,319,950
Kelly S. King	65,682	3.71%	36.59	2/27/11	1,511,425	3,830,248
W. Kendall Chalk	39,409	2.22%	36.59	2/27/11	906,851	2,298,137
Robert E. Greene	39,409	2.22%	36.59	2/27/11	906,851	2,298,137
Scott E. Reed	39,409	2.22%	36.59	2/27/11	906,851	2,298,137

(1)
All options (i) are granted as incentive stock options, but will largely become nonqualified stock options under current tax law, (ii) have an exercise price equal to the market value on the date of grant, and (iii) generally become exercisable over the three-year period following the grant date in equal installments. Nonqualified options may be transferred by gift to certain immediate family members and related entities upon approval by the Compensation Committee. No SARs have been granted to the BB&T Named Executives.

The following table provides information concerning Long-Term Incentive Plan (“LTIP”) awards made during 2001 to the BB&T Named Executives.

Long-Term Incentive Plan—Awards in Last Fiscal Year(1)

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
Name			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
John A. Allison, IV	21,188	2001-2003	$190,693	$762,773	$1,525,546
Henry G. Williamson, Jr.	14,566	2001-2003	131,102	524,407	1,048,814
Kelly S. King	8,828	2001-2003	79,456	317,822	635,644
W. Kendall Chalk	5,297	2001-2003	47,673	190,693	381,386
Robert E. Greene	5,297	2001-2003	47,673	190,693	381,386
Scott E. Reed	5,297	2001-2003	47,673	190,693	381,386

(1)
For a description of the 2001-2003 LTIP Performance Unit Plan, see “Compensation Committee Report on Executive Compensation—Compensation Plans and Arrangements—Three-Year Long-Term Incentive Plan”, below. The performance criterion applied in determining amounts payable under the plan is return on equity with a target of 17.10% and a maximum of 20.10%, and the target payment is 90% of average base salary for the Chief Executive Officer, 82.5% of average base salary for the Chief Operating Officer, 75% of average base salary for the President and 60% of average base salary for the other BB&T Named Executives. The award is payable in cash or shares of BB&T Common Stock at the discretion of the Compensation Committee.

Retirement Plans

BB&T Retirement Plan. BB&T maintains a tax-qualified defined benefit retirement plan, the BB&T Corporation Pension Plan (the “Retirement Plan”), for eligible employees. All employees of BB&T and certain subsidiaries who have attained age 21 are eligible to participate in the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. A participant’s normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation, plus ..5% of the participant’s final average compensation in excess of Social Security covered compensation times the number of years of creditable service completed with BB&T and certain subsidiaries up to a maximum of 35 years. A participant’s final average compensation is his average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last 10 years that produce the highest average. For the BB&T Named Executives, such annual compensation generally approximates amounts set forth under the “Salary,” “Bonus” and “LTIP Payouts” columns of the Summary Compensation Table above, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (“Code”).

The table on page 13 shows the estimated annual benefits payable under the Retirement Plan upon retirement at age 65 to persons in specified average compensation and years of service classifications. The amounts shown are based on a life annuity and are not subject to offsets based upon Social Security amounts or other amounts.

BB&T Corporation
Estimated Annual Retirement Benefits
Based on Years of Credited Service

Remuneration(1), (2)	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$ 500,000	$73,028	109,542	146,056	182,570	219,083	255,597
600,000	88,028	132,042	176,056	220,070	264,083	308,097
700,000	103,028	154,542	206,056	257,570	309,083	360,597
800,000	118,028	177,042	236,056	295,070	354,083	413,097
900,000	133,028	199,542	266,056	332,570	399,083	465,597
1,000,000	148,028	222,042	296,056	370,070	444,083	518,097
1,200,000	178,028	267,042	356,056	445,070	534,083	623,097
1,400,000	208,028	312,042	416,056	520,070	624,083	728,097
1,600,000	238,028	357,042	476,056	595,070	714,083	833,097
1,800,000	268,028	402,042	536,056	670,070	804,083	938,097
2,000,000	298,028	447,042	596,056	745,070	894,083	1,043,097
2,200,000	328,028	492,042	656,056	820,070	984,083	1,148,097
2,400,000	358,028	537,042	716,056	895,070	1,074,083	1,253,097
2,600,000	388,028	582,042	776,056	970,070	1,164,083	1,358,097
2,800,000	418,028	627,042	836,056	1,045,070	1,254,083	1,463,097
3,000,000	448,028	672,042	896,056	1,120,070	1,344,083	1,568,097
3,200,000	478,028	717,042	956,056	1,195,070	1,434,083	1,673,097

(1)	Remuneration means average compensation for five consecutive years of highest compensation within final 10 years of employment.
(2)
The amounts shown exceed statutory benefit and compensation limitations under the Retirement Plan in some instances. To the extent an amount cannot be earned under the Retirement Plan due to such limitations, it will be earned under BB&T’s Non-Qualified Defined Benefit Plan or BB&T’s Target Pension Plan, both of which are discussed below.

As of December 31, 2001, for purposes of computing benefits under the Retirement Plan, age and years of credited service of the BB&T Named Executives are as follows:

Name	Age	Years of Service
John A. Allison, IV	53	31
Henry G. Williamson, Jr.	54	30
Kelly S. King	53	30
W. Kendall Chalk	56	27
Robert E. Greene	52	29
Scott E. Reed	53	30

Non-Qualified Defined Benefit Plan. BB&T also maintains the BB&T Corporation Non-Qualified Defined Benefit Plan. This plan is designed to provide special supplemental retirement benefits to supplement the benefits payable to participants under the tax-qualified Retirement Plan. This plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly-compensated employees, including the BB&T Named Executives (other than Mr. Greene). The primary purpose of this plan is to supplement the benefits payable to participants under the Retirement Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Code. Benefits payable under the plan are included in the table above.

Supplemental Executive Retirement Plan. BB&T also maintains the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan (the “SERP”), which became effective January 1, 1989. The

SERP covers certain management employees of BB&T and participating subsidiaries as designated by its administrative committee. Under the SERP, participants who retire either at or after age 55 with 15 years of service under the Retirement Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (i) the difference between 55% of “final average monthly earnings,” less the participant’s projected monthly benefits under the Retirement Plan and 50% of the participant’s projected monthly “Social Security benefit,” as defined in the SERP; or (ii) the difference between the monthly benefit the participant would have received under the Retirement Plan, but for certain limitations imposed by the Code and the participant’s actual monthly benefit under the Retirement Plan. Benefits are payable in the form of a joint and 75% survivor annuity for married participants and a 10-year certain and life annuity for unmarried participants, and are reduced in the event payment commences prior to age 65. Mr. Greene is the only BB&T Named Executive who participates in the SERP. His estimated annual benefit payable upon retirement at normal retirement age is $264,066.

Other Employee Benefit Plans. The BB&T Corporation 401(k) Savings Plan is maintained to provide a means for substantially all employees of BB&T and its subsidiaries to defer up to 25% of their cash compensation on a pre-tax basis. The plan provides for BB&T to match the employee’s contribution with up to 6% of the employee’s compensation. BB&T also maintains the BB&T Corporation Non-Qualified Defined Contribution Plan. This plan is an unfunded, excess benefit plan which provides deferred compensation to certain highly-compensated employees, including the BB&T Named Executives. The purpose of this plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. This plan is also intended to provide participants in BB&T’s executive incentive compensation plans with an effective means of electing to defer on a pre-tax basis a portion of the payments they are entitled to receive under such plans. BB&T’s contributions to each of the BB&T Named Executives during 2001 under the Non-Qualified Defined Contribution Plan and the 401(k) Savings Plan are included under the “All Other Compensation” column in the “BB&T Summary Compensation Table”, above.

Employment Agreements

In 1994, BB&T Financial and SNC entered into Employment Agreements with 27 of their executive and other senior officers, including the BB&T Named Executives, Sherry A. Kellett and C. Leon Wilson III (collectively, “Executive Management”; each, an “Executive Officer”), who served as Executive Officers of BB&T in 2001. In 1998, the Employment Agreements for Executive Management were reviewed and amended in order to provide benefits more comparable to industry standards for the Executive Officers. Set forth below is a description of the Employment Agreements, as amended, for Executive Management, including the BB&T Named Executives.

The Employment Agreements provide for five-year terms that are extended automatically each month (absent contrary notice by either party). As a result, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. However, the term of any Employment Agreement may not be extended beyond the month in which the Executive Officer reaches age 65. The Employment Agreements provide that the Executive Officers are guaranteed minimum annual salaries equal to their current annual base salaries, and continued participation in specified incentive compensation plans. During the term of the Employment Agreements, each Executive Officer will be entitled to receive, on the same basis as other Executive Officers, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that BB&T may from time to time extend to its Executive Officers.

In the event the Executive Officer’s employment is terminated by BB&T other than for “Just Cause” (which is generally defined as dishonesty, commission of a felony or willful disobedience), the Executive Officer will be entitled to receive cash compensation (including salary, bonuses and deferred compensation) on a monthly basis at the highest rate in effect over the past five years (“Termination Compensation”), as well as employee pension and welfare benefits, including health insurance, for the remainder of the term of the Employment Agreement, subject to compliance with the non-competition provisions of the Employment Agreement. In addition, if an Executive Officer is terminated by BB&T other than for “Just Cause”, BB&T will use its best efforts to accelerate vesting of any unvested benefits to which the Executive Officer may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s).

The Executive Officers have the right to terminate their employment voluntarily at any time for “Good Reason”, which is generally defined in the Employment Agreements to include a reduction in the Executive Officer’s status, responsibilities and duties or salary. If the Executive Officer voluntarily terminates his employment for “Good Reason”, he will be entitled to receive Termination Compensation for the full five-year term (or until age 65 if that is a shorter period), employee pension and welfare benefits, including health insurance, outplacement services, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans, subject to compliance with the non-competition provisions of the Employment Agreements.

The Employment Agreements also provide that if the Executive Officer is terminated for any reason (other than for “Just Cause”) within 12 months after a “Change of Control” (as defined below) of BB&T or certain of its affiliates, the Executive Officer will be entitled to receive Termination Compensation and the other benefits described above. To the extent that payments under the Employment Agreements, subsequent to a “Change of Control”, cause an Executive Officer to have excise taxes imposed pursuant to Section 280G of the Internal Revenue Code, BB&T will compensate the Executive Officer for such excise taxes. A “Change of Control” is deemed to have occurred under the Employment Agreements if: (i) any person or group acquires 20% or more of the voting securities of BB&T or specified affiliates; (ii) during any two-year period persons who were directors of BB&T at the beginning of the two-year period cease to constitute at least two-thirds of the BB&T Board; (iii) the shareholders of BB&T approve any merger or consolidation of BB&T with another company that would result in less than 60% of the voting securities outstanding after the merger or consolidation being held by persons who were shareholders of BB&T immediately prior to the merger or consolidation; (iv) the shareholders of BB&T approve a plan of complete liquidation or an agreement for the sale of substantially all of BB&T’s assets; or (v) any other event occurs that the BB&T Board determines should constitute a Change of Control. In addition, the BB&T Board can determine, in its discretion, that a transaction constitutes a “Merger of Equals”, even though one or more of the above definitions of a “Change of Control” is met, and upon such determination, the Executive Officers will not be entitled to terminate their Employment Agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists.

BB&T also has the right under the Employment Agreements to terminate the Executive Officer’s employment at any time for “Just Cause.” If BB&T terminates an Executive Officer’s employment for “Just Cause”, the Executive Officer will have no right to receive any compensation or other benefits under the Employment Agreement for any period after such termination.

The Employment Agreements also provide that under certain circumstances upon leaving the employment of BB&T, the Executive Officer may not engage directly or indirectly in the banking, financial services or any other business in which BB&T is engaged in the states of North Carolina and South Carolina and in any counties contiguous to any counties located in such states, nor may the Executive Officer solicit or assist in the solicitation of any depositors or customers of BB&T or any of BB&T’s affiliates or induce any employees to terminate their employment with BB&T or its affiliates. This non-competition provision generally will be effective if the Executive Officer is terminated by BB&T other than for “Just Cause”, until the earlier of the first anniversary of the Executive Officer’s termination or the date as of which the Executive Officer elects to forego receiving the Termination Compensation. This non-competition provision is not effective if the Executive Officer voluntarily terminates employment after a “Change of Control”.

The Employment Agreement of Mr. Allison provides that he will be Chairman of the BB&T Board and Chief Executive Officer of BB&T and Branch Bank for the term of his Employment Agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During 2001, the Compensation Committee administered BB&T’s executive incentive plans and fixed the compensation for the Chief Executive Officer.

Compensation Philosophy

BB&T’s compensation philosophy and guiding principles consist of the following:

1.    Compensation and reward systems should be a management tool to achieve business results;

2.    Competitive total compensation opportunities should be provided based on external competitive performance;

3.    Total compensation should be aligned with relative internal performance; and

4.    A commitment should be made to an annual review by the Compensation Committee of the guiding principles of BB&T’s total compensation program.

Under BB&T’s compensation policies, compensation for Executive Management is structured to emphasize variable pay based on performance, with base salary below median and cash incentive opportunities above median to result in total cash compensation opportunities at market median. To achieve this goal, total compensation opportunities are compared to a peer group of publicly-traded bank or financial services holding companies with assets between approximately $30 billion and $105 billion, which is one of the peer groups (“New Peer Group”) in the Performance Graph set forth below. In addition, stock options and three-year performance-based awards comprise the core for long-term performance incentives and a large portion of total compensation is “at risk”.

BB&T has established incentive compensation programs for Executive Management, which consist of an annual cash incentive, stock-based awards, three-year performance-based incentives, and standard employee benefits. These programs emphasize variable compensation for Executive Management which is tied to the financial results of BB&T. The Compensation Committee approves, on an annual basis, target award opportunities and performance criteria to be utilized in both the annual incentive plan and the long-term incentive plan and stock option awards.

BB&T’s compensation policies are based in large part on a study conducted by KPMG Peat Marwick (“Peat Marwick”) in 1995 and updated in 1997. As part of the initial study, Peat Marwick made recommendations to the Compensation Committee relating to overall compensation philosophy, appropriate base salaries, short-term and long-term compensation plans, appropriate goals and targets for such plans and employment contracts of BB&T’s senior officers. Peat Marwick’s initial recommendations were implemented by appropriate Compensation Committee, Board of Directors or shareholder action, and the recommendations have continued to serve as a principal basis of BB&T’s compensation program. In October 1999, the study was updated by William M. Mercer, Incorporated (“Mercer”), the successor to Peat Marwick’s compensation consulting practice. Mercer confirmed that this philosophy and guiding principles should be continued and recommended to the Compensation Committee appropriate base salaries and goals for the short-term and long-term plans for 2000. The Compensation Committee approved retaining Mercer for a further update of this study during 2001; however, due to general economic conditions and the unlikely possibility of implementing significant compensation changes, this engagement was terminated.

BB&T’s compensation philosophy and policies are intended to comply with Section 162(m) of the Code and related regulations, which establish certain requirements in order for performance-based compensation in excess of $1,000,000 that is paid to certain executive officers to be deductible by the Corporation. In establishing and administering BB&T’s compensation programs, the Compensation Committee has intended to comply with the requirements of Section 162(m), although the Corporation retains the flexibility to pay compensation that is not eligible for such treatment under Section 162(m) if it is in the best interest of the Corporation to do so.

Compensation Plans and Arrangements

Annual Base Salary. For 2001, the Compensation Committee reviewed the salary range system previously adopted by the Compensation Committee for all employees’ base salaries. The Compensation Committee reviewed pay grades and salary ranges previously recommended by Mercer and concluded that the grades and ranges were appropriate. Based on this review, together with a review of the Corporation’s performance as compared to its New Peer Group (see “Performance Graph”, below), the Compensation Committee established the base salary of the Chief Executive Officer and delegated authority to the Chief Executive Officer to set the base salaries of the rest of Executive Management in accordance with the policies and procedures of the Corporation. The salaries for 2001 of each of the BB&T Named Executives are shown in the Summary Compensation Table.

Annual Executive Incentive Plan. In 1995, BB&T established the BB&T Corporation Short-Term Incentive Plan (“Bonus Plan”), which covers Executive Management and other senior officers selected by the Compensation Committee. In order to allow BB&T to deduct compensation paid to the BB&T Named Executives under Section 162(m) of the Code, the Bonus Plan was submitted to shareholders for approval at the 1996 Annual Shareholders Meeting and was approved. The Bonus Plan was again submitted to the shareholders in 2001 and was reapproved in order to enable BB&T to continue to deduct compensation paid under the Bonus Plan to the fullest extent possible. The Compensation Committee determined that it was appropriate to establish a plan for the year 2001, which would be a continuation of the annual incentive program established in 1996.

The Bonus Plan provides cash awards to participants based on the achievement of performance goals established by the Compensation Committee. Awards are based on corporate performance, business unit/function performance, individual performance or any combination of such types of performance. Corporate performance is determined primarily based on the attainment of earnings per share goals and return on asset goals. Business unit/function performance is determined primarily based on the attainment of financial or non-financial goals, growth and market share. Individual performance is determined primarily based on the attainment of selected business criteria such as process improvement, sales, loan growth, deposit growth and expense management. The size of the cash awards is determined by establishing target incentive awards expressed as a percentage of base salary, up to a maximum amount established by the Compensation Committee. For 2001, the Compensation Committee provided that the target incentive award would be established for the Chief Executive Officer at 100% of base salary, for the Chief Operating Officer at 90% of base salary, for the President at 80% of base salary and for other members of Executive Management at 65% or 50% of base salary. Actual awards are subject to increase or decrease on the basis of the participant’s achievement of the performance goals and can range from 25% to 200% of the participant’s targeted incentive awards. For the Chief Executive Officer and the rest of Executive Management, the Compensation Committee established corporate performance goals for 2001 based on cash flow earnings per share (weighted at 67%) and return on assets (weighted at 33%), with specific goals established by budgeted earnings, industry standards and other similar factors. In 2001, BB&T achieved the performance levels specified by the Compensation Committee, entitling the Chief Executive Officer and the rest of Executive Management to receive an award of 122.1% of their respective target incentive awards under the terms of the plan. The amounts paid to the BB&T Named Executives are shown in the “Bonus” column of the Summary Compensation Table.

Stock Incentive Plan. BB&T’s primary stock incentive plan is the 1995 Omnibus Stock Incentive Plan, as amended and restated (“Stock Plan”), which is administered by the Compensation Committee. The Stock Plan is intended to benefit BB&T by assisting in recruiting and retaining employees with ability and initiative, providing greater incentive for employees of BB&T and its affiliated companies and associating the interest of employees with those of BB&T and its shareholders. The Compensation Committee selects individuals who will participate in the Stock Plan and, from time to time, may grant stock options, stock appreciation rights (“SARs”), restricted stock awards, performance units and performance shares to selected participants. Stock options granted under the Stock Plan may be incentive stock options or non-qualified stock options. A stock option entitles a participant to purchase shares of Common Stock of BB&T at the option price, which is fixed by the Compensation Committee at the time the option is granted, but cannot be less than 100% of the per share fair market value on the date of grant in the case of incentive stock options and not less than 85% of the per share fair market value on the date of grant in the case of non-qualified stock options.

Mercer recommended that option grants be based on competitive market factors and that the Black-Scholes methodology for computing the value of options be utilized, within parameters approved by the Compensation Committee. Mercer also recommended that the number of shares subject to a grant generally be equal to a percentage of the employee’s salary projected over the life of the grant. The Compensation Committee has followed these recommendations. The Compensation Committee considers the grant of stock options on a periodic basis, and in February 2001 made grants for 3,969,279 shares to 3,480 officers. The Compensation Committee granted options to approximately 1,000 additional officers in 2001 in order to expand the incentive opportunities under the Stock Plan. The awards to the BB&T Named Executives are shown in the Summary Compensation Table. SARs, performance shares and restricted stock awards were not granted in 2001. The grant of performance units under the Stock Plan is discussed below under “Three-Year Long-Term Incentive Plan”.

Three-Year Long-Term Incentive Plan. In 1996, BB&T established a long-term performance unit incentive plan (“LTIP”), which operates as a component of the Stock Plan. Performance units are performance-based awards payable, in the Compensation Committee’s discretion, in shares of BB&T’s Common Stock, cash or a combination of both. At the date of grant, the Compensation Committee establishes for each performance unit (i) a performance target and (ii) an applicable percentage (which cannot be less than zero, but which can exceed 100% of the value of the performance unit to be paid to the participant based upon the degree to which the performance target is met). A performance target is a profitability target which serves as the basis for valuing a performance unit. A performance target is based on certain performance criteria determined by the Compensation Committee and is earned based on the performance unit value during each valuation period (generally, the calendar year following the date of the award). The Compensation Committee establishes the number of valuation periods applicable to a performance unit, which number may not be less than three. The value of a performance unit equals the applicable percentage, as set by the Compensation Committee, times the fair market value of Common Stock on the date of grant, plus such other nominal value as may be set by the Compensation Committee. In 1999, the 1999-2001 performance unit LTIP was established by the Compensation Committee and provided that the performance criteria would be return on equity for the three-year period, with a target goal of 16.76% and a superior goal of 19.76%. For this three-year period, the Corporation attained a return on equity of 19.96%, which entitled the participants to receive an award of 200% of their target payout. The amounts of such awards are shown in the LTIP Payout column of the Summary Compensation Table for the BB&T Named Executives. In 2001, the Compensation Committee established the 2001-2003 performance unit LTIP and provided that the performance criteria would be return on equity. The Compensation Committee approved a target payout for the Chief Executive Officer of 90% of average base salary, for the Chief Operating Officer of 82.5% of average base salary, for the President of 75% of average base salary and for the remainder of Executive Management, 60% or 30% of average base salary. The Compensation Committee established a return on equity goal of 17.10% for the three-year period of the LTIP, with a maximum goal of 20.10%.

Other Employee Benefit Plans. During 2001, the Corporation maintained various employee benefit plans which constitute a portion of the total compensation package available to Executive Management and all eligible employees of BB&T. These plans consist of a 401(k) Savings Plan (which permits employees to contribute up to 25% of their compensation with the Corporation matching up to 6% of their contribution); a retirement plan covering substantially all employees of the Corporation, including Executive Management; a health care plan which provides medical and dental coverage for all eligible employees; and certain non-qualified deferred compensation plans. See “Retirement Plans” on page 12 of this Proxy Statement. The Compensation Committee concluded that these plans, which are maintained based upon recommendations of Peat Marwick, are consistent with plans provided by peer bank holding companies and industry standards and that no material modification of such plans was necessary in 2001.

Chief Executive Officer’s 2001 Compensation. The Chief Executive Officer’s compensation is based upon the same factors as described above for other members of Executive Management. In establishing the base salary, annual incentive, long-term incentive and stock awards of the Chief Executive Officer for 2001, the Committee considered BB&T’s overall performance, record of long-term increase in shareholder value, and the incumbent Chief Executive Officer’s success in meeting strategic and short-term objectives. These factors were considered in relation to BB&T’s financial results for 2001 and in comparison with the performance of peer organizations. The Chief Executive Officer’s base salary was based upon the pay grades and salary ranges previously recommended by Mercer. Based on this review and the position in his salary range, the Chief Executive Officer’s base salary for 2001 was established at the amount shown in the Summary Compensation Table. The Chief Executive Officer’s 2001 annual incentive compensation, long-term incentive compensation and stock awards were based on the same considerations, as discussed above, as applicable to other members of Executive Management.

Conclusion

The Compensation Committee believes that the components of its total compensation program, both for Executive Management and all employees, are consistent with market standards and with comparable programs of peer bank holding companies. The executive compensation programs are based on financial performance of the Corporation compared to both market medians and peer group averages and appropriately link executive performance to the annual financial and operational results of the Corporation and the long-term financial interests of the shareholders. The Committee believes that the foregoing compensation philosophy has served and will continue to serve as a basis for administering the total compensation program of the Corporation, both for Executive Management and all employees, for the foreseeable future.

The Directors who constitute the Compensation Committee are:

Tom D. Efird, Chairman	Dr. J. Ernest Lathem
Ronald E. Deal	Joseph A. McAleer, Jr.
Paul S. Goldsmith	Richard L. Player, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2001, Branch Bank paid Player, Inc., an affiliate of Richard L. Player, Jr., a Director of BB&T and member of the Compensation Committee, the sum of $5,831 as construction commissions, and paid Tri-Player Investments LLC (also an affiliate of Mr. Player) the sum of $55,899 as rent and related occupancy expenses for the Westwood Branch and main office buildings of Branch Bank in Fayetteville, N.C. Management believes that the terms of the agreements with Mr. Player’s affiliates were as favorable to BB&T as could have been obtained from a non-affiliated party.

Mr. Player abstained from voting on matters relating to stock options and other stock-based incentive plans.

PERFORMANCE GRAPH

Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of BB&T Common Stock, the S&P 500 Index, and two Industry Peer Group Indices. The graph assumes $100 invested on December 31, 1996 in BB&T Common Stock and in each of the indices. In 2001 the bank holding companies in the Industry Peer Group Index (“New Peer Group”) were AmSouth Bancorporation, Comerica Incorporated, Fifth-Third BanCorp, KeyCorp, National City Corporation, PNC Financial Services Group, Inc., Regions Financial Corporation, SouthTrust Corporation, SunTrust Banks, Inc., Union Planters Corporation and UnionBanCal Corporation. The 2000 Industry Peer Group Index (“Old Peer Group”) consisted of the following bank holding companies: AmSouth Bancorporation, Comerica Corporation, Fifth-Third BanCorp, Firstar Corporation, Huntington Bancshares, Inc., PNC Bank Corporation, Popular, Incorporated, Regions Financial Corporation, SouthTrust Corporation, Summit Bancorp, Union Planters Bancorporation, Wachovia Corporation and Zions Bancorporation. The graph depicts both peer groups. The New Peer Group, which consists of bank holding companies with assets between approximately $30 billion and $105 billion, more closely approximates BB&T’s current asset size than does the Old Peer Group. The Compensation Committee utilized the New Peer Group for comparison to BB&T to determine appropriate levels of compensation for the BB&T Named Executives in 2001. See “Compensation Committee Report on Executive Compensation — Compensation Philosophy”.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG BB&T CORPORATION, THE S & P 500 INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

*$100 invested on 12/31/96 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	12/96	12/97	12/98	12/99	12/00	12/01
BB&T CORPORATION	100.00	181.50	233.18	161.71	227.43	226.33
S & P 500	100.00	133.36	171.47	207.56	188.66	166.24
NEW PEER GROUP	100.00	163.14	171.82	143.14	167.73	174.38
OLD PEER GROUP	100.00	165.30	189.85	139.17	147.19	161.50

COMPENSATION OF DIRECTORS

General

Each non-employee Director of BB&T received an annual retainer of $29,500 for service as a Director in 2001. In addition, such Directors received $1,500 for each regular BB&T Board meeting and each committee meeting attended, and $1,000 for each meeting held by conference telephone in which the Director participated. A Director who is an employee of BB&T does not receive fees for serving as a Director.

Non-Employee Directors’ Deferred Compensation and Stock Option Plan

Effective January 1, 1997, the BB&T Board approved the adoption of the Non-Employee Directors Deferred Compensation and Stock Option Plan (“Directors Plan”). The Directors Plan combined into a single plan two previously established plans, the Stock Option Plan and the Directors Deferred Compensation Plan. A total of 1,800,000 shares of Common Stock are authorized for issuance under the Directors Plan.

The deferred compensation component of the Directors Plan permits non-employee Directors to elect to defer 0%, 50% or 100% of retainer fees, meeting fees or both into a deferred compensation account. Deferrals are credited with interest based on either a fixed rate or an index fund, as elected by the participant. Deferrals are fully vested at all times and are payable in cash upon the termination of the participant’s service (except for hardship withdrawals in limited circumstances). During 2001, two non-employee Directors of BB&T participated in the deferred compensation component of the Directors Plan.

The stock option component of the Directors Plan permits non-employee Directors to elect to defer, prior to the start of the year in which fees are earned, 0%, 50% or 100% of the Director’s retainer fees, meeting fees, or both for the calendar year and apply that percentage toward the grant of options to purchase shares of Common Stock. Options are granted on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options are granted on December 31 of each year for deferred meeting fees earned in the second half of the year. The option price for options granted is equal to 75% of the average market value of Common Stock on the date of grant. “Average market value” is defined as the average of the closing price of Common Stock as reported by the NYSE for the period of 30 consecutive trading days prior to the date of grant. Options granted under the Directors Plan may be exercised during the period beginning on a date six months after the date of grant and ending on the date ten years from the date of grant. In addition, all outstanding options become fully exercisable in the event of a change of control of BB&T (as defined in the Plan). Options are non-transferable except in the case of transfers by gift to immediate family members or related entities with approval of the Compensation Committee.

During 2001, the 17 non-employee Directors of BB&T who participated in the stock option portion of the Directors Plan were granted options to purchase a total of 55,335 shares of BB&T Common Stock at an exercise price of $27.063 per share on July 2, 2001, and were granted options to purchase a total of 8,336 shares of BB&T Common Stock at an exercise price of $26.24 per share on December 31, 2001. The value of all such options at December 31, 2001 was $36.11 per share.

Consulting Agreements

Messrs. Deal and Qubein and Dr. Janeway have executed Consulting Agreements with BB&T to provide business development consulting services for a period of ten years following their retirement. They will receive a sum equal to the annual retainer paid to BB&T’s Directors in effect at the time they begin such service. Such Directors have agreed not to serve as directors of, or advisers to, businesses which compete with BB&T and its subsidiaries during the time they serve as consultants to BB&T.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

General

A number of BB&T’s Directors, members of Executive Management and their associates are customers of BB&T Bank Subsidiaries. Any extensions of credit made to them are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are classified as non-accrual, past due, restructured or potential problem. All outstanding loans to such Executive Officers and Directors and their associates are current as to principal and interest. As of December 31, 2001, loans to Directors, Executive Officers and their related interests totaled approximately $65.5 million, or approximately 1.1% of BB&T’s consolidated shareholders’ equity at such date.

Agreement with Mr. Sasser

In connection with the merger of UCB into BB&T, a Settlement and Non-Competition Agreement between E. Rhone Sasser, a BB&T Director, and BB&T (the “Sasser Settlement Agreement”) was entered into effective July 1, 1997. The Sasser Settlement Agreement settled BB&T’s obligations to Mr. Sasser under his then existing employment agreement with UCB and provides that Mr. Sasser will be prohibited, for a period of ten years, from engaging, directly or indirectly, in the banking or financial services business anywhere in the states of North Carolina, South Carolina or Virginia, or in any county contiguous to these states, and soliciting any depositors or customers of BB&T or its subsidiaries or inducing any employees of BB&T or its subsidiaries to terminate their employment with BB&T. The Sasser Settlement Agreement further provides that BB&T will pay annually to Mr. Sasser the sum of $769,392 (to be adjusted annually in accordance with the Consumer Price Index) until Mr. Sasser attains the age of 65, at which time Mr. Sasser will receive annually an amount equal to 70% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $623,000), reduced by amounts payable to Mr. Sasser under the UCB Pension Plan and UCB Benefit Equivalency Plan. The payments provided for under the Sasser Settlement Agreement will be made to Mr. Sasser for his life and, after his death, to his current wife for her life, if she survives him, in the annual amount equal to 35% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $312,000), reduced by amounts payable to Mr. Sasser’s wife under the UCB Pension Plan and the UCB Benefit Equivalency Plan. If Mr. Sasser dies prior to age 65, the payments that would otherwise have been made to him will continue until the date he would have reached age 65, at which time the payments to his current wife would begin (if she survives to that date). In addition, Mr. Sasser is entitled to certain miscellaneous benefits, including the continuation of certain life, health and welfare benefits. If any of the amounts payable under the Sasser Settlement Agreement are subject to, or cause any other payments to be subject to, excess tax under Section 4999 of the Code as excess parachute payments under Section 280G of the Code, BB&T will indemnify Mr. Sasser on an after-tax basis for any excise tax, plus any penalties or interest, plus any excess taxes and income taxes on the indemnity amounts. The Sasser Settlement Agreement also provides that BB&T will use its best efforts, subject to the fiduciary duties of the Board of Directors, to re-elect Mr. Sasser to the BB&T Board of Directors until his 70th birthday.

Agreement with Mr. Morrison

In connection with the merger of OVB into BB&T, J. Holmes Morrison, a BB&T Director, entered into an Employment Agreement with Branch Bank effective July 6, 2000 to be employed as an Executive Vice President of Branch Bank and Chairman and Chief Executive Officer of West Virginia Operations for two years or, at his election, a shorter time to be not less than one year. Mr. Morrison will receive an annual base salary at least equal to $510,000 and an annual bonus at least equal to $300,000 while so employed. For the balance of the five year term, he will become Chairman of the West Virginia Board of Advisors and receive a base salary of at least $300,000 and an annual bonus of at least $100,000. In addition, Branch Bank agreed to pay Mr. Morrison conditional amounts upon completion of certain contingencies related to the merger of OVB into BB&T. Each of these contingencies have been met and the appropriate amounts have been paid. In 2001, Mr. Morrison received $225,000 for completion of the specified contingencies. Mr. Morrison’s Employment Agreement also provides for his participation in BB&T’s Bonus Plan and Stock Plan on the same basis as similarly-situated officers of BB&T, subject to equitable adjustments to avoid duplication with any bonus earned prior to the OVB merger. Mr. Morrison will also receive, on the same basis as other similarly-situated officers of Branch Bank, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance and similar indirect compensation that may be extended to similarly-situated officers. He will also receive perquisites on the same basis as similarly situated officers of Branch Bank. The Employment Agreement further provides that if Mr. Morrison terminates his employment for “Good Reason” or if Branch Bank terminates his employment other than for “Just Cause” or disability, and if he complies with certain non-competition provisions, he will be entitled to receive annual termination compensation of $810,000 until the second anniversary of the Employment Agreement and $400,000 thereafter until the end of the original five-year term. If any of the amounts payable under the Employment Agreement are subject to, or cause any other payments to be subject to, excess tax under Section 4999 of the Code as excess parachute payments under Section 280G of the Code, BB&T will indemnify Mr. Morrison on an after-tax basis for any excise tax, plus any penalties or interest, plus any excise taxes and income taxes on the indemnity amounts. BB&T also agreed that following the closing of the merger of OVB into BB&T, Mr. Morrison would be named to the BB&T Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be named to BB&T’s Executive Committee.

Transactions with Affiliates

Nelle Ratrie Chilton, a Director of BB&T, is an officer, director and shareholder of Dickinson Fuel Company and TerraCare, Inc., and a partner in Dickinson Properties Limited Partnership. During 2001, OVB paid TerraCare, Inc. $154,044 for landscaping services at bank offices. Management believes that the terms of these transactions were as favorable as could have been obtained from a non-affiliated entity.

Alfred E. Cleveland, a Director of BB&T, is a member of the law firm of McCoy, Weaver, Wiggins, Cleveland and Raper. The firm was retained to provide legal services to BB&T and its subsidiaries during 2001 and management intends to retain the firm in 2002.

BB&T has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by Nido R. Qubein, a Director of BB&T, under which Creative Services, Inc. is advising management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $496,939 under this contract in 2001. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Management intends to utilize these services in 2002 and anticipates that the amount to be paid in 2002 will be substantially comparable to the amount paid in 2001.

See also “Compensation Committee Interlocks and Insider Participation.”

PROPOSAL 2—RATIFICATION OF ARTHUR ANDERSEN LLP AS
INDEPENDENT AUDITORS FOR 2002

The Audit Committee of the Board of Directors has recommended that the firm of Arthur Andersen LLP be reappointed as independent auditors to examine the books of BB&T and subsidiaries for the year 2002, and to report on the consolidated balance sheets, statements of income and other related statements of BB&T and subsidiaries. Arthur Andersen LLP has served as independent auditors for BB&T continuously since 1966. The Audit Committee has received a report from representatives of Arthur Andersen LLP concerning the involvement of that company in the audit of Enron Corporation and the publicity surrounding that event. The Audit Committee considered this report, along with other factors, including the satisfactory experience with the Arthur Andersen LLP engagement team assigned to BB&T and the difficulty of selecting new auditors on short notice, in reaching its decision to reappoint Arthur Andersen LLP as independent auditors for 2002. Management, the Audit Committee and the Board of Directors of BB&T will continue to monitor developments in the Enron situation, Arthur Andersen LLP’s status and reputation and other proposed changes in the accounting profession and may reconsider the auditor reappointment decision based on changed circumstances in the future. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions posed by the shareholders. Ratification of the reappointment of Arthur Andersen LLP as BB&T’s independent auditors requires the affirmative vote of a majority of the shares of BB&T Common Stock voting on such matter. Abstentions and shares held by a broker, as nominee, that are not voted on this matter will not be included in determining the number of votes cast. In the event shareholders do not ratify the decision of the Audit Committee to reappoint Arthur Andersen LLP as BB&T’s independent auditors for the year 2002, the Audit Committee will reconsider its decision.

The aggregate fees billed BB&T during 2001 by Arthur Andersen LLP for services rendered are set forth in the following table:

Type of Service	Amount of Fee
Audit Fees	$931,540
Financial Information Systems Design and Implementation Fees	0
All Other Fees:
Audit-Related Fees(1)	399,738
Other Fees(2)	960,828

Total All Other Fees	1,360,566

Total Fees Paid	$2,292,106

(1)
Audit-Related Fees include statutory audits of subsidiaries, employee benefit plan audits, acquisition due diligence, accounting advisory services, various attestation services under professional standards, assistance with registration statements, comfort letters and consents.

(2)	Other Fees include tax compliance and tax advisory services.

The Audit Committee considered the compatibility of the audit-related services performed by and fees paid to Arthur Andersen LLP in 2001 and the proposed audit-related services and proposed fees for 2002 and determined that such services and fees were compatible with the independence of the auditors. During 2001, Arthur Andersen LLP did not utilize any leased personnel in connection with the audit.

THE BB&T BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSAL TO RATIFY ARTHUR ANDERSEN LLP AS BB&T’S INDEPENDENT AUDITORS FOR 2002.

OTHER MATTERS

Proposals for 2003 Annual Meeting

Under regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 2003 Annual Meeting of Shareholders must present such proposal to BB&T at its principal office in Winston-Salem, North Carolina by November 18, 2002 for the proposal to be considered for inclusion in BB&T’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in BB&T’s proxy statement, the BB&T bylaws provide that the shareholder must give timely notice in writing to the Secretary of BB&T at least 60 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name of, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and (iii) any material interest, direct or indirect, of the shareholder in such business. A proxy may confer discretionary authority to vote on any matter at an annual meeting if BB&T does not receive proper notice of the matter within the time frame described above.

Other Business

The BB&T Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By	Order of the Board of Directors

Joh	n A. Allison IV
Ch	airman and Chief Executive Officer

Dated: March 18, 2002

BB&T

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS

1. Proposal to elect six nominees as Directors of BB&T for three-year terms expiring in 2005. Nominees for three-year terms:

01 - Alfred E. Cleveland 02 - J. Ernest Lathem, M.D. 03 - Richard L. Player, Jr.	04 - C. Edward Pleasants, Jr. 05 - Nido R. Qubein 06 - Jack E. Shaw	FOR all nominees listed (except as marked to the contrary below) ☐	WITHHOLD authority to vote for all nominees ☐	2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as BB&T’s auditors for 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the following space.)

The undersigned hereby ratifies and confirms all that said attorneys-in-fact, or either of them or their substitutes, may lawfully do or cause to be done hereof, and acknowledges receipt of the notice of the BB&T Meeting and the Proxy Statement accompanying it.  Dated this              day of                         , 2002.

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PROXY PROXY

BB&T CORPORATION
ANNUAL MEETING APRIL 23, 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints John A. Allison IV and Jerone C. Herring, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T which the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the Sheraton Greensboro Hotel/Joseph S. Koury Convention Center at 3121 High Point Road, Greensboro, North Carolina, on April 23, 2002, at 10:30 a.m., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES FOR DIRECTOR DESCRIBED HEREIN AND “FOR” PROPOSAL 2 ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.
(Continued on reverse side)